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                                  K-FED BANCORP
                               Covina, California

              FULLY PAID AND NON-ASSESSABLE SHARES OF COMMON STOCK
                            PAR VALUE $.01 PER SHARE





     THIS CERTIFIES that __________________________________is the owner of
_____________________________ (___________) SHARES OF THE COMMON STOCK OF K-FED
BANCORP, a federal stock corporation chartered by the Office of Thrift Supervision, Department of the Treasury.

     This Certificate is transferable only on the books of K-Fed Bancorp upon the surrender of the same properly endorsed. The interest in said K-Fed Bancorp represented by this certificate may not be retired or withdrawn except as provided in the Charter and Bylaws of K-Fed Bancorp. SUCH INTEREST IS NOT OF AN INSURABLE TYPE AND IS NOT INSURED BY THE SAVINGS ASSOCIATION INSURANCE FUND OR THE FEDERAL DEPOSIT INSURANCE CORPORATION.

                          IN WITNESS WHEREOF, K-Fed Bancorp has caused this
                    certificate to be executed by its duly authorized officers and has caused its seal to be hereunto affixed this ____ day of __________________, __________.

                                                           K-Fed Bancorp



                    -------------------------     ----------------------------
                    Rita H. Zwern                 Kay M. Hoveland
                    Secretary                     President and Chief Executive
                                                  Officer